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                                                        EXHIBIT 99.2

                                                        EXECUTION COPY


                            ASSET PURCHASE AGREEMENT
                            ------------------------


          AGREEMENT, dated as of January __, 1997, between Melbourne Neurologic, P.A., a Florida professional association with a mailing address at 1317 Oak Street, Melbourne, Florida ("Seller"), the Principals (as defined below), Melbourne Resources, Inc., a Delaware corporation with a mailing address at 155 State Street, Hackensack, New Jersey 07601 (the "Buyer") and, solely with respect to Section 1.8, Article 3 and Article 9, Medical Resources, Inc., a Delaware corporation ("Medical Resources").

                             W I T N E S S E T H :
                             - - - - - - - - - -

          WHEREAS, Seller owns and operates a magnetic resonance imaging center located at 1327 Oak Street, Melbourne, Florida (the "Center"), and owns or leases the assets and properties, relating thereto, which Center provides diagnostic imaging services to licensed physicians and other purchasers of diagnostic imaging services (the "Business"); and

          WHEREAS, Thomas G. Hoffman, Scott L. Gold and Eugene M. Shepherd are the principals of the Seller (the "Principals"); and
          WHEREAS, Buyer desires to acquire the Business and Seller desires to sell the Business to Buyer upon the terms and subject to the conditions hereinafter set forth.

          NOW, THEREFORE, in consideration of the premises and
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the mutual agreements herein contained, Seller and Buyer agree as follows:

                                   ARTICLE 1
                       SALE OF ASSETS AND PURCHASE PRICE

     1.1  Sale and Purchase of Assets.  On the basis of the representations,
          ---------------------------
warranties, covenants and agreements contained in this Agreement, and subject to the terms and conditions set forth in this Agreement, on the Closing Date (as defined in Section 1.2 hereof), Seller shall sell, assign, transfer and deliver to Buyer, and Buyer shall purchase and acquire from Seller, free and clear of all Liens (as defined in Section 2.5(b) hereof), except for Permitted Liens (as defined in Section 2.5(b) hereof), all of the assets (or leases for leased assets) of the Business owned or leased by Seller and used or held for use exclusively in the Business as of the Closing Date (as defined below) other than the assets listed on Schedule 1.1 (the "Excluded Assets"), including, without limitation, the machinery, equipment, supplies and furnishings owned or leased by Seller and used or held for use in the Business as set forth on Schedule 2.5(A) hereto (all of the foregoing, excepting only the Excluded Assets, being hereinafter referred to as the "Purchased Assets"), including without limitation (other than to the extent that such assets are specifically listed as Excluded Assets) of the foregoing:

          (a) all of Seller's accounts receivable and work-in-progress arising from services rendered by the Center prior to the

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Closing Date (including any related claims in respect of the collection thereof and all previously written-off accounts receivable, collectively, the "Accounts Receivable");

          (b) all leasehold improvements and tangible assets and properties of the Seller, including machinery and equipment, tooling, tools, furniture, office equipment, furnishings and fixtures used or held for use exclusively in the Business, as of the Closing Date;

          (c) all inventories, including finished products, work-in-process, materials, parts, accessories and supplies of the Seller used or held for use exclusively in the Business, as of the Closing Date;

          (d) all rights of Seller arising from, in and to all Contracts (as defined in Section 2.7) listed in Schedule 2.7 as Contracts to be assumed by Buyer;
          (e) all other assets reflected in the Financials (as defined in Section 2.3) and all assets acquired by Seller since the latest date of the Financials and which are owned or leased as of the Closing Date, to the extent used or held for use exclusively in the Business;

          (f)  all security deposits and prepaid expenses;

          (g) all warranties and claims or potential claims against Seller's suppliers or lessors with respect to any assets included in the Purchased Assets to the extent said warranties and claims may be assignable; and

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          (h)  all names, trademarks, contractual rights, telephone numbers,
Licenses (as defined in Section 2.6) to the extent assignable and other intangible assets to the extent assignable, books and records, market information, operational procedures, business and goodwill of Seller relating solely to or used exclusively in the Business and the Purchased Assets.

          Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall be construed as an attempt to assign or a requirement for Seller to assign any Contract, license, certification, approval, consent, Account Receivable or similar property or property right which are not assignable, directly or indirectly, by matter of law (the "Non-Assignable Property Rights"), or assign any Contract which is not assignable by agreement without the consent of the other party or parties thereto, unless such consent shall be received. In this regard, Seller shall use and, if so requested by Buyer, shall continue to use after the Closing, its reasonable best efforts to obtain all such necessary consents of the applicable parties to any such Contracts otherwise to be assigned to Buyer hereunder; provided, however, that the failure to obtain any such consents and the inability to assign any Non-Assignable Property Rights shall not constitute a breach of this Agreement or of any representation or warranty made by Seller hereunder.

          Seller hereby agrees that in order for Buyer to obtain the full value and benefits and obligations of any Accounts Receivable which are not otherwise assignable by law, Seller

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agrees that, at the request and direction of Buyer, in the name of Seller, and at Seller's expense, Seller shall take all reasonable actions and do or cause to be done all such reasonable things as shall be necessary or proper in order that the rights (and obligations) of Seller under such Accounts Receivable shall be preserved for the benefit or account of Buyer and to facilitate the collection of the monies due and payable and to become due and payable pursuant to such Accounts Receivable on or after the Closing Date. Seller shall, on and after the Closing Date, hold such Accounts Receivable for the benefit of Buyer and shall pay Buyer any monies paid pursuant thereto promptly upon, but in any event, no more than one business day after, receipt thereof.

          In addition to the foregoing, with respect to any Contract of Seller to be assumed by Buyer and which is not assignable without the consent of the other party or parties thereto and with respect to which such consents are not received as of the Closing Date, to the extent not in violation of law, Seller agrees that in order for Buyer to obtain the full value and benefits of such Contracts (subject to Buyer's performance of all obligations otherwise imposed thereunder) Seller, at the request and direction of Buyer, in the name of Seller (or otherwise as Buyer may specify and as shall be permitted by law), shall take all reasonable actions and do or cause to be done all such reasonable things as shall be necessary or proper in order that the rights (subject to Buyer's performance of all obligations otherwise imposed thereunder) of Seller under such Contracts shall

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be preserved or conveyed for the full benefit or account of Buyer and to facilitate the collection of monies due and payable and to become due and payable thereunder, subject to Buyer's performance of all obligations otherwise imposed thereunder, to the extent such obligations accrue or are attributable to the period on or after the Closing Date.

     1.2  Closing Date.  The purchase and sale of the Business and the Purchased
          ------------
Assets (the "Closing") shall take place on the date hereof at the offices of Werbel & Carnelutti, 711 Fifth Avenue, New York, New York 10022 at 10:00 a.m., New York City time or as soon thereafter as all of the conditions specified in Articles 5 and 6 of this Agreement shall be satisfied or waived or at such other place or time or on such other date as Seller and Buyer may agree upon in writing (such date and time being hereinafter called the "Closing Date").

     1.3  (a)  Purchase Price.  As consideration for the Purchased Assets, on
               --------------
the Closing Date, Buyer shall pay to Seller the sum of $1,125,000 (the "Purchase Price") by wire transfer in immediately available funds.

          (b) Allocation of Purchase Price.  The Seller and the Buyer agree to
              ----------------------------
allocate the Purchase Price in accordance with IRC Section 1060. Buyer and Seller shall use reasonably diligent efforts to agree to such allocation by the Closing and, in any event, such allocation shall be agreed to by the Seller and the Buyer within 30 days of the Closing Date. In addition, the Seller and the Buyer hereby agree to file timely any information that may

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be required to be filed pursuant to Treasury Regulations promulgated under IRC
Section 1060.

     1.4  Liabilities.  Buyer shall not assume or be bound by any duties,
          -----------
responsibilities, obligations or liabilities of Seller, the Business or the Center of any kind or nature, known, unknown, contingent or otherwise, except as specifically set forth on Schedule 1.4 annexed hereto (the "Assumed Liabilities"). Buyer, at Closing, shall assume the Assumed Liabilities; provided that, with respect to the liability described in paragraph 1 of
Schedule 1.4, Buyer shall cause Seller and all Affiliates of Seller, along with all of the assets of Seller and Seller's Affiliates not included within the Purchased Assets, to be released from all liability thereunder, including any liability imposed on Affiliates of Seller pursuant to any guarantees previously executed and delivered in connection with such indebtedness. All liabilities and obligations of Seller not set forth on Schedule 1.4 are referred to herein as "Retained Liabilities." Buyer hereby expressly agrees to assume, pay and/or perform each of the Assumed Liabilities, in accordance with the terms thereof, and Seller hereby expressly agrees to assume, pay and/or perform each of the Retained Liabilities, in accordance with the terms thereof, except, in each case, as otherwise expressly provided herein to the contrary.

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     1.5  Closing Date Deliveries and Actions.
          -----------------------------------
          (a)  At Closing Seller shall:
          (i) deliver, or execute and deliver, to Buyer (v) a Bill of Sale, Assignment and Assumption Agreement in substantially the form annexed hereto as Exhibit B (the "Bill of Sale") with respect to the Purchased Assets, including the Contracts, (w) all evidences of consents, waivers or approvals, if any, obtained by Seller in respect of the Purchased Assets or the consummation of the transactions contemplated by this Agreement, (x) the Medical Director Agreement (as defined in Section 1.9 hereof), (y) all of the documents, instruments and opinions contemplated to be delivered by Seller to Buyer on the Closing Date pursuant to
               Article 5 hereof and (z) all such other bills of sale, assignments and other instruments of transfer or conveyances as Buyer may reasonably request or as may otherwise be necessary to evidence and effect the sale, assignment, transfer, conveyance and delivery of the Purchased Assets to Buyer; and
          (ii) take all steps and actions as Buyer may reasonably request or as may otherwise be necessary to put Buyer in actual possession and control of the Purchased Assets at the locations where such

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               Purchased Assets are held or maintained prior to Closing. All of the documents described in (v) through (z) hereof are hereinafter referred to as "Seller's Closing Documents".

     (b)  At Closing, Buyer shall:
          (i) deliver, or execute and deliver, to Seller or to the trustee of the CNS Trust, (u) a Bill of Sale, Assignment and Assumption Agreement in substantially the form annexed hereto as Exhibit B with respect to the Purchased Assets, including the Contracts and the Assumed Liabilities (v) the Purchase Price, (w) the Medical Director Agreement, (x) the Lease (as defined below), and Buyer shall cause Medical Resources to execute and deliver the Guaranty to Lease in the form attached to the Lease, (y) evidence that the liability described in paragraph 1 of Schedule 1.4 payable to Prime Bank of Central Florida has been paid in full and (z) all of the documents, instruments and opinions contemplated to be delivered by Buyer to Seller or the trustee of the CNS Trust on the Closing Date pursuant to Article 6 hereof; and
          (ii) take all steps and actions as may be reasonably necessary to effectuate the transactions contemplated hereby. All of the documents described in (u) through (z) hereof are

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               hereinafter referred to as "Buyer's Closing Documents" and collectively with Seller's Closing Documents, the "Closing Documents".

     At Closing, Seller shall cause Eugene M. Shepherd as trustee of the CNS Trust, to execute and deliver the lease for the Center, substantially in the form attached hereto as Exhibit A-1.5 (the "Lease").

     1.6  Consents, Waivers and Further Assurances.  From time to time following
          ----------------------------------------
the Closing, Seller shall, at Seller's expense, execute and deliver, or cause to be executed and delivered to Buyer, such other instruments of assignment, conveyance and transfer as Buyer may reasonably request or as may be otherwise necessary more effectively to convey and transfer to, and vest in, Buyer and put
Buyer in possession of any part of the Purchased Assets.   From time to time,
following the Closing, Buyer shall, at Buyer's expense, execute and deliver, or cause to be executed and delivered to Seller, such other instruments of assumption or assignment, as Seller may reasonably request, or as may be otherwise necessary more effectively to evidence Buyer's assumption and agreement to pay and perform the Assumed Liabilities.

     1.7  Termination.  Anything contained in this Agreement to the contrary
          -----------
notwithstanding, this Agreement may be terminated and the transactions contemplated herein abandoned at any time prior to the Closing Date: (a) by the mutual written agreement of Buyer and Seller; or (b) by Buyer or Seller in the event of any material

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breach by the other party of any of its agreements, representations or warranties contained herein, which breach is not curable or, if curable, is not cured to the reasonable satisfaction of the non-breaching party within five days after written notice of such breach; or (c) subject to the provisions of Section
4.3 hereof by either Buyer or Seller, if the Closing has not occurred on or before January 31, 1997 (provided, however, that if the party seeking to terminate this Agreement pursuant to this clause has failed to use good faith and best efforts to bring about the Closing or is in breach of any agreement, representation or warranty herein, that party shall not have the right to terminate the Agreement pursuant to this clause), or such later date as may be agreed upon in writing by Seller and Buyer or may result from the operation of the provisions of Section 4.3 (the "Termination Date"). No such termination shall be deemed to constitute a release or waiver by either party of any claim against the other party hereto based on any breach by such party of its agreements or its representations and warranties contained herein.

     1.8  Guarantee of Buyer's Obligations.  To induce Seller (and/or its
          --------------------------------
Affiliates) to execute and deliver this Agreement and the other agreements contemplated hereby, by execution hereof, Medical Resources, the indirect owner of all of the outstanding stock of Buyer, hereby absolutely and unconditionally guarantees the full, prompt and faithful performance by Buyer of all covenants and obligations to be performed by Buyer under this

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Agreement, including, but not limited to, the payment and performance of all
Assumed Liabilities and the payment of all sums to be paid to Seller pursuant to this Agreement. If Buyer fails to fully perform any of such covenants and obligations in accordance with their terms or to pay all or any part of any sums due Seller hereunder when due, Medical Resources shall perform all such covenants and obligations in accordance with their terms or immediately pay to Seller the amounts due and unpaid by Buyer, it being understood that each such covenant or obligation and each obligation to pay any such amount constitutes the direct and primary obligation of Medical Resources. Medical Resources hereby waives presentment, demand of payment, protest, dishonor, notice of protest or dishonor, and notice of acceptance of this guarantee and all rights to require Seller to proceed against Buyer, or pursue any other remedy it may have against Buyer in the event of a breach by Buyer of any obligation or covenant contained in this Agreement. If Buyer is not liable to perform any such obligation and covenant because the act creating such obligation or covenant is ultra vires or
                                                                 ----- -----
unauthorized, and for such reason or any other reason such obligation or covenant cannot be enforced against Buyer, such fact shall not effect Medical Resource's liability under this Section 1.8. In the event of the termination, liquidation or dissolution of Buyer, this unconditional guarantee of Medical Resources shall continue in full force and effect.

     1.9  Medical Director Agreement.  As a material inducement to the parties
          --------------------------
entering into this Agreement, at Closing, Buyer,

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Seller and Principals shall enter into a Medical Director Agreement, substantially in the form attached hereto as Exhibit 1.9 (the "Medical Director Agreement"), on the terms and for the consideration set forth therein.

     1.10  Lease.  As a material inducement to the parties entering into this
           -----
Agreement, at Closing, Seller shall cause Eugene M. Shepherd, as trustee of CNS Trust to execute and deliver, and Buyer shall execute and deliver the Lease.

     1.11  Phone System.  For such period of time as Seller, in its sole
           ------------
discretion, shall maintain its present phone system, Seller shall make available to Buyer that portion of the phone system owned by Seller and which is physically located at the Center on the Closing Date. As consideration therefor, Buyer shall, from time to time, within ten (10) days written notice from Seller, pay Seller a prorata portion of Seller's costs and expenses to operate and maintain such phone system; provided, that Buyer may, at any time, install a new phone system, at Buyer's sole cost, in which event Buyer shall return to Seller all of Seller's phone equipment and Buyer shall no longer be responsible for any prorata payments to Seller; and provided further that Seller shall have no obligation to Buyer to maintain or repair all or any portion of its phone system and Seller, in its sole discretion, may modify or replace its phone system as Seller shall determine.

     1.12  Billing System.  Seller agrees to lease to Buyer, for such period of
           --------------
time following Closing as Seller shall maintain its

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current computers and billing system, that portion of Seller's computer terminals physically located at the Center and a portion of Seller's hard drive for the purpose of permitting Buyer to bill for services rendered by Buyer at the Center on or after Closing; provided that Buyer shall be obligated to modify, at Buyer's sole cost, as of the Closing Date, Seller's computer system to allow Buyer to bill for services rendered by Buyer at the Center using Buyer's personnel physically present at the Center; and provided further that Seller shall have no obligation to maintain, retain or repair its current computers or computer billing system, including the portion thereof leased to Buyer hereunder. In return for the lease of Seller's terminals and hard drive to Buyer as specified in this Section 1.12, Buyer shall, from time to time, within ten (10) days of written notice from Seller, pay Seller a prorata portion of Seller's costs and expenses to operate and maintain Seller's computer billing system. Notwithstanding the foregoing, Buyer may at any time, at Buyer's sole cost, install Buyer's own computer billing system, in which event Buyer shall return to Seller all computer terminals and hard drives of Seller otherwise leased to Buyer and Buyer shall no longer be responsible to reimburse Seller for Buyer's prorata share of Seller's costs and expenses of maintaining its computer billing system.

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                                   ARTICLE 2
            REPRESENTATIONS AND WARRANTIES OF SELLER AND PRINCIPALS

     As an inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, Seller and Principals, jointly and severally, represent and warrant to Buyer and agree as follows:

     2.1  Organization and Qualification.  Seller is a professional association
          ------------------------------
duly organized, validly existing and in good standing under the laws of the State of Florida. Seller has all requisite corporate power and authority to own or lease its properties and assets and to conduct its business as presently conducted.

     2.2  Authority to Effect Transactions.
          --------------------------------

     (a) Seller has all requisite corporate power and authority to execute, deliver and perform this Agreement and all of Seller's Closing Documents. All necessary corporate action on the part of Seller has been duly taken to authorize the execution, delivery and performance by Seller of this Agreement and all of Seller's Closing Documents. This Agreement has been duly authorized, executed and delivered by Seller and is the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms. Each of Seller's Closing Documents has been duly authorized by Seller and, upon execution and delivery by Seller and the other parties thereto, as contemplated hereby, will be the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms.

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     (b)  Except as set forth in Schedule 2.2(B) hereto, to the best of Seller's knowledge after due inquiry by Seller:
          (i) no consent, authorization, approval, order, license, certificate, permit or act of or from, or declaration or filing with, any foreign, federal, state, local or other governmental authority or regulatory body or any court or other tribunal or any party to any contract, agreement, instrument, lease or License (as defined in Section 2.6) to which Seller is a party or by which it is bound or to which any of the Purchased Assets is subject, is required for the execution, delivery or performance by Seller of this Agreement or any of Seller's Closing Documents or the consummation of the transactions contemplated to be taken by Seller hereby or thereby and
          (ii) neither the execution, delivery or performance of this Agreement or any of Seller's Closing Documents nor the consummation of the transactions contemplated to be taken by Seller hereby or thereby
               (v) conflicts with or will conflict with, or (with or without the giving of notice or the passage of time or both) results or will result in a breach of the terms, conditions or provisions of, (w) constitutes or will constitute a default under, (x) results or will result in the creation

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               of any Lien upon the Purchased Assets pursuant to, (y)
               constitutes or will constitute an event creating rights of acceleration, termination or cancellation, or loss of rights under, or (z) results or will result in a violation of, (A) Seller's certificate of incorporation or bylaws, each as amended to date, (B) any law, statute, rule, regulation, order, award, judgment or decree to which Seller or any of the Purchased Assets is subject or (C) any contract, agreement, instrument, loan agreement, lease or License to which Seller is a party or by which it is bound.

     2.3  Financial Statements.  Seller has delivered to Buyer true and correct
          --------------------
copies of the following: an internally prepared, unaudited balance sheet of the Business as of September 30, 1996; and an internally prepared, unaudited statement of income, statement of retained earnings and statement of cash flows of the Business for the two years ended December 31, 1995; and an internally prepared unaudited statement of income, statement of retained earnings and statement of cash flows for the Business for the nine months ended September 30, 1996, all of which have been prepared in accordance with the cash method of accounting (collectively, the "Financials"). The balance sheets included in the Financials fairly represent the financial position of the Business, on a cash basis, as of the respective dates thereof, and the statements of revenues and expenses included in the Financials

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(i) fairly presents the results of operations of the Business for the period therein referred to, on a cash basis, except as stated therein or as noted in any schedules thereto, applied on a consistent basis; (ii) fairly present the financial condition of the Business, on a cash basis, at the respective date of and for the period covered by such Financials; and (iii) are in accordance with the books and records of Seller maintained with respect to the Business.

     2.4  Absence of Certain Developments.  Except as contemplated by this
          -------------------------------
Agreement or as otherwise set forth on Schedule 2.4 hereto, since December 31, 1995 (the "Balance Sheet Date"), the Business has been conducted in all material respects only in the ordinary course of business of the Center consistent with past practice. Except as set forth on Schedule 2.4 hereto, since the Balance Sheet Date, there has been (a) no material adverse change in the Purchased Assets or in the business, liabilities, operations, profits or condition (financial or otherwise) of the Center, and, to the knowledge of Seller, no fact or condition exists or is contemplated or threatened affecting or relating to the Business or the Purchased Assets (except for market and industry conditions affecting providers of health care services generally) which might reasonably be expected to cause such a change in the future, and (b) no damage, destruction, loss or claim or condemnation or other taking materially and adversely affecting the Purchased Assets.

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     2.5  Tangible Personal Property: Title and Liens: Real Property Leases.
          -----------------------------------------------------------------
     (a) Set forth on Schedule 2.5(A) hereto is a list of all of the tangible personal property included in the Purchased Assets owned or leased by Seller as of the date of this Agreement.

     (b) Seller has good title to all of the Purchased Assets, except as to those assets leased, all of which leases are in good standing, which are owned by Seller as of Closing free and clear of all mortgages, liens, security interests, easements, encumbrances, equities, claims and obligations to other Persons (as such term and all other defined terms used herein and not otherwise defined are defined in Section 10.14 of every kind and character (any of the foregoing, a "Lien"), other than: (i) statutory Liens for personal property
              ----
taxes not yet delinquent; (ii) such imperfections or irregularities of title, liens, easements, charges or encumbrances as do not detract from or interfere with the present use of such Purchased Assets subject thereto or affected thereby and which do not otherwise impair the use of the Purchased Assets in the Business or detract from the value of such Purchased Assets; or (iii) as set forth on Schedule 2.5(B)(1) hereto. The Liens described in parts (i), (ii) and
(iii) above, along with Liens, if any, created by Buyer with respect to the Purchased Assets, are referred to herein collectively as the "Permitted Liens". Upon delivery to Buyer on the Closing Date of the instruments of assignment and transfer contemplated by this Agreement, Seller will thereby transfer to

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and vest in Buyer good title to the Purchased Assets owned by Seller, free and clear of all Liens other than the Permitted Liens, Seller shall discharge any and all claims, suits, actions, proceedings (formal and informal), investigations, judgments, deficiencies, damages, settlements, liabilities, losses, costs and legal and other expenses resulting or arising from any Lien on the Purchased Assets owned by Seller and existing on the Closing Date (whether inchoate, or not, and whether perfected, or not) other than any Permitted Lien. Except for the assets set forth on Schedule 1.1 hereto, the Purchased Assets constitute all assets and properties presently used by Seller in the operation of the Business as it is currently being operated.

     (c)  The real property leased by Seller and which is used in the conduct of
the Business is set forth on Schedule 2.5(B).   No default or event of default
on the part of Seller, and no event which with the giving of notice or the passage of time would constitute a default with respect to such leases, has occurred and is continuing unremedied or unwaived.

     2.6  Licenses and Authorizations.  To the best of Seller's knowledge after
          ---------------------------
due inquiry by Seller, Seller has all foreign, federal, state or local governmental licenses, franchises, permits, privileges, approvals and other authorizations and licenses which are necessary to entitle it to own or lease the Purchased Assets and to operate and use the Purchased Assets to conduct and carry on the Business as presently conducted at the Center (the "Licenses"), except for such Licenses which if not

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maintained, would not have a material adverse effect on the continuing operation of the Business at the Center. Set forth on Schedule 2.6 hereto is a list and brief description of each of the Licenses. Each of the Licenses is valid and in full force and effect. No notice of cancellation, default or breach of or any dispute concerning any of the Licenses owned, possessed or held by Seller or of any event or condition or state of facts described in the next following sentence has been received by Seller with respect to any of such Licenses. To the best of Seller's knowledge after due inquiry, there is not now pending, or to the knowledge of Seller threatened, any action to revoke, cancel, rescind, modify or refuse to renew in the ordinary course any of the Licenses. Seller and, to the best of its knowledge, its predecessors in interest have performed and fulfilled in all material respects all of their respective obligations under each of the Licenses, and Seller is not aware of any event or condition or state of facts which constitutes or, after notice or lapse of time or both, would constitute a breach or default under any of such Licenses, or which permits or, after notice or lapse of time or both, would permit revocation or termination of any of such Licenses, or which would materially adversely affect any of the rights of Seller thereunder. Notwithstanding the foregoing, nothing in this Agreement, including the foregoing representation, shall be construed as a representation by Seller that any Licenses which are not assignable, directly or indirectly, by matter of law, will be assigned or assignable to or will otherwise inure to the benefit of Buyer as a result of the consummation of the transactions contemplated by this Agreement, nor as an attempt to assign any such Licenses.

     2.7  Contracts and Other Instruments.
          -------------------------------

     (a) Schedule 2.7(A) hereto sets forth a list of all contracts, agreements, instruments and leases to which Seller is a party or by which it is bound as of the date of this Agreement (to which Seller will promptly update by written notice to Buyer) relating to the Business or the Purchased Assets or to which any of the Purchased Assets is subject and which Buyer is to assume (collectively, together with any contracts, agreements, instruments and leases entered into by Seller with respect to the Business or the Purchased Assets between the date hereof and the Closing Date consistent with the terms of this Agreement, being herein called the "Contracts"). The Seller has delivered to the Buyer true, correct and complete copies of all Contracts.

     (b) Each of the Contracts constitutes the valid and binding obligation of Seller and, to the best of Seller's knowledge, the other party or parties thereto, and is in full force and effect. Seller has performed and fulfilled all of its material obligations under each of such Contracts required to be performed as of the date hereof, is not in default or breach thereunder, and, to the knowledge of Seller, no other party is in default or breach thereunder.

     2.8  Employees.  (a)  Schedule 2.8(A) hereto contains:
          ---------
          (i) a list of the names of all employees (the "Employees") of the Seller utilized solely with respect to the Business as of the date hereof;
          (ii) a description of all agreements (oral or written) between Seller and the Employees which are not terminable at will by Seller;
          (iii)  the compensation of such Employees (including paid or promised bonuses); and
          (iv) any increase in such Employee's compensation since January 1, 1996 in excess of 5%.

Seller is not a party to any collective bargaining agreement, (employment agreement), retirement plans (whether qualified or non-qualified), deferred compensation or severance agreement, consulting or advisory agreement, confidentiality agreement or covenant not to compete (except as set forth in this Agreement) relating to the Employees or otherwise relating to the Business which would be binding on or inure to the benefit of Buyer on or after the Closing Date.

          (b) In connection with the operations or activities of the Business, Seller has complied in all material respects with all applicable laws, rules and regulations affecting the employment of labor, including, but not limited to, those relating to wages, benefit plans, hours, discrimination and the payment of social security, withholding and similar taxes, and is not liable for any arrears of wages or any penalties for failure to comply with any of the foregoing. There are no controversies pending or threatened between Seller and any of its employees, or any labor unions or collective bargaining unit representing or purporting to represent any of its employees.

     2.9  Compliance With Laws; Litigation.  The Purchased Assets and their uses
          --------------------------------
comply with, and Seller with respect to the Purchased Assets is in compliance with, all applicable laws, regulations, rules, or ordinances of, and all applicable judgments, writs, decrees, injunctions and orders of, any foreign, federal, state, local or other governments or court or governmental departments, commissions, bureaus, agencies or instrumentalities where such non-compliance would have a material adverse effect on the Business or the Purchase Assets. Seller is not, with respect to the Business, the Center or the Purchased Assets, subject to any judgments, writs, decrees, injunctions or orders of any foreign, federal, state or local government or court or governmental department, commission, bureau, agency or instrumentality. Except as set forth on Schedule
2.9 hereto, there is no suit, action, administrative proceeding, arbitration or other proceeding or governmental investigation pending, or to the best of Seller's knowledge after due inquiry threatened against the Seller with respect to the Business, the Center or the Purchased Assets (including, without limitation, any claim for malpractice with respect to services rendered by the Center) and to the best knowledge of Seller, there is no basis for any of the same, and there are no suits, actions, administrative proceedings, arbitrations or other proceedings or investigations pending in which Seller is the plaintiff or claimant and which relate to the Purchased Assets or the Business. There is no suit, action, administrative proceeding, arbitration or governmental investigation involving the Seller or the Business pending or, to the best knowledge of Seller after due inquiry threatened, which questions the legality, validity or propriety of the transactions contemplated by this Agreement.

     2.10  Machinery Equipment and Supplies.  All machinery, equipment and
           --------------------------------
supplies of Seller included in the Purchased Assets are in a reasonable state of repair (ordinary wear and tear excepted) and operating condition; provided that no warranty or other representation is made by Seller or the Principals regarding the tangible personal property comprising the Purchased Assets. All such tangible personal property is conveyed hereunder AS IS, WHERE IS, WITH ALL FAULTS AND DEFECTS.

     2.11  Environmental Matters.  To the best of Seller's knowledge after due
           ---------------------
inquiry by Seller, there has been:

          (a) no release or threatened release of any hazardous substance, pollutant or contaminant as each such term presently is defined by the Comprehensive Environmental Response, Compensation and Liability Act, as amended, resulting from any activity by or on behalf of Seller or any predecessor in interest with respect to the Business, including but not limited to, the generation, handling, storage, treatment, transportation or disposal of any hazardous substance, pollutant or contaminant at the premises on which the Center is located (the "Premises");

          (b) no past or future action taken or to be taken by any federal, state or local entity or by any private party under any federal, state or local statute, rule, regulation or guideline concerning the release of any hazardous substance, pollutant or contaminant into the soil, air, surface or subsurface waters or the environment in general from the Center; and

          (c) no claims or actions brought or which may be brought by any third party for damages occurring at or outside of the Center resulting from the alleged release or threatened release of any hazardous substance, pollutant or contaminant by Seller or any predecessor in interest in connection with the Business, including but not limited to, claims for health effects to persons, property damage and/or damage to natural resources; nor does Seller have any knowledge of any basis for any of the foregoing.

     2.12  Accounts Receivable.  As of the Closing Date, Seller shall have good
           -------------------
title, free and clear of all Liens except Permitted Liens, to the Accounts Receivable. The Accounts Receivable shall have arisen from bona fide transactions entered into in the ordinary course of business and, to the best knowledge of Seller, are collectible in the ordinary course consistent with past practice.

     2.13  Taxes.  There are no pending questions, nor claims asserted for, ad
           -----                                                            --
valorem taxes or assessments upon the Purchased Assets nor are there any tax
-------
Liens outstanding against any of the

Purchased Assets, except for statutory liens not yet due and payable. The Seller has paid or caused to be paid to federal, state and local authorities all amounts required to be paid by federal, state and local law or regulations with respect to withholding from the wages of Seller's employees.

     2.14  Brokers.  Neither Seller nor any Affiliate of Seller has incurred any
           -------
liability or obligation to any broker, finder or agent for any brokerage fees, finder's fees or commissions with respect to the transactions contemplated by this Agreement.

     2.15  Disclosure.   No representation or warranty by Seller made herein or
           ----------
in any documents, instruments or agreements contemplated hereby contains, or on the Closing Date will contain, any untrue statement of material fact or omits, or on the Closing Date will omit to state, a material fact necessary to make such statements not misleading.

                                   ARTICLE 3
                    REPRESENTATIONS AND WARRANTIES OF BUYER

     As an inducement to Seller to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer and Medical Resources hereby jointly and severally represent and warrant to Seller and agree as follows:

     3.1  Organization.  Buyer is a corporation duly organized, validly existing
          ------------
and in good standing under the laws of the State of Delaware, and is qualified to transact business in Florida as a foreign corporation under the laws of the State of Florida. Buyer has all requisite corporate power and authority to own or lease its properties and assets and conduct its business as presently conducted and as contemplated to be conducted hereby and under the Medical Director Agreement. Medical Resources is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Medical Resources has all requisite corporate power and authority to own or lease its properties and assets and conduct its business as presently conducted.

     3.2  Authority to Effect Transactions.  (a)  Each of Buyer and Medical
          --------------------------------
Resources, to the extent applicable, has all requisite corporate power and authority to execute, deliver and perform this Agreement and Buyer's Closing Documents. All necessary corporate actions on the part of Buyer and Medical Resources have been duly taken to authorize the execution, delivery and performance of this Agreement and Buyer's Closing Documents. This Agreement has been duly authorized, executed and delivered by Buyer and Medical Resources and is the legal, valid and binding obligation each of Buyer and Medical Resources enforceable against Buyer and Medical Resources in accordance with its terms. Buyer's Closing Documents have been duly authorized by Buyer and, upon execution and delivery by Buyer and the other parties thereto, as contemplated hereby, will be the legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their terms.

          (b) Except as set forth in Schedule 3.2 hereto, to the best of Buyer's and Medical Resources' knowledge after due inquiry by Buyer and Medical Resources:
          (i) no consent, authorization, approval, order, license, certificate or permit of or from, or declaration or filing with, any foreign, federal, state, local or other governmental authority or regulating body or any court or other tribunal or any party to any contract, agreement, instrument, lease or license to which Buyer is a party or by which Buyer is bound, is required for the execution, delivery or performance by Buyer or Medical Resources of this Agreement or any of Buyer's Closing Documents or in connection therewith or for consummation of the transactions contemplated hereby or thereby; and
          (ii) neither the execution, delivery or performance by Buyer or Medical Resources of this Agreement or any of Buyer's Closing Documents, nor the consummation of the transactions contemplated hereby or thereby (w) conflicts with or will conflict with or (with or without the giving of notice or the passage of time or both) results or will result in a breach of the terms, conditions or provisions of, (x) constitutes or will constitute a default under, (y) constitutes or will constitute an event creating rights of acceleration, termination or cancellation, or loss of rights under, or (z) results or will result in a violation of,
               (A) the certificate of incorporation or by-laws, each as amended to date, of Buyer and Medical Resources, (B) any law, statute, rule, regulation, order, award, judgment or decree to which Buyer or Medical Resources is subject, or (c) any contract, agreement, instrument, loan agreement, lease or license to which Buyer or Medical Resources is a party or by which Buyer or Medical Resources is bound.

     3.3  Litigation.  Except as set forth on Schedule 3.3 hereto, to the best
          ----------
of Buyer's knowledge, after due inquiry by Buyer and Medical Resources, there is no suit, action, administrative proceeding, arbitration or other proceeding or governmental investigation pending or, to the best knowledge of Buyer and Medical Resources, threatened against Buyer or Medical Resources, which questions the legality, validity or propriety of the transactions contemplated by this Agreement or which would reasonably be expected to have a material adverse effect on the business or financial condition of Buyer and Medical Resources and its or their subsidiaries taken as whole.

     3.4  Brokers.  Neither Buyer, Medical Resources, nor any Affiliate of Buyer
          -------
or Medical Resources has incurred any liability or obligation to any broker, finder or agent for any brokerage fees, finders fees or commissions with respect to the transactions contemplated by this Agreement.

     3.5  Licenses.  Buyer has all foreign, federal, state or local governmental
          --------
licenses, franchises, permits, privileges, approvals and other authorizations and licenses which are necessary to entitle it to own the Purchased Assets and to operate and use the Purchased Assets to conduct and carry on the Business, on and after the Closing Date, as conducted immediately prior to the Closing Date, except for such licenses which if not maintained would not have a material adverse effect on the continuing operations of the Business after Closing.

     3.6  Disclosure.   No representation or warranty by Buyer made herein or in
          ----------
any documents, instruments or agreements contemplated hereby contains, or on the Closing Date will contain, any untrue statement of material fact or omits, or on the Closing Date will omit to state, a material fact necessary to make such statements not misleading.

                                 ARTICLE 4
             CONDUCT OF BUSINESS AND TRANSACTIONS PRIOR TO CLOSING

     Between the date hereof and the Closing Date:
     4.1  Access.  Seller shall, following receipt of reasonable notice from
          ------
Buyer:

          (a) afford to the officers, stockholders, employees, consultants, attorneys, agents, engineers, accountants and other representatives ("Agents") of Buyer and of any prospective lenders to or investors in Buyer or its Affiliates (the "Buyer's Lenders and Investors") reasonable access, at all reasonable times and during normal business hours, to the properties, assets, books and records of Seller relating exclusively or primarily to the Purchased Assets subject to appropriate confidentiality restrictions relating to the medical records of patients who have received medical services at the Center;

          (b) permit them to make reasonable extracts from and copies of such books and records; and

          (c) from time to time furnish to Buyer, Buyer's Agents or Buyer's Lenders and Investors such financial and operating data and other information concerning the results of operations of the Center as Buyer may reasonably request including all interim financial statements with respect to the Center. No investigation by or on behalf of Buyer shall affect the representations and warranties of Seller hereunder.

     4.2  Conduct of Business.  Seller and Buyer shall refrain from taking any
          -------------------
action which would render any of their respective representations and warranties inaccurate in any material respect as of the Closing Date, except for changes therein permitted by this Agreement or resulting from transactions carried out pursuant to this Agreement. Each party shall promptly notify the other of any action, suit, proceeding or investigation that may be threatened, brought, asserted or commenced of which it becomes aware that would have been listed, in the case of Seller, on Schedule 2.9 hereto or, in the case of Buyer, on Schedule
3.3 hereof, if such action, suit, proceeding or investigation had arisen or were in existence on or prior to the date hereof.

Seller shall act diligently and reasonably (a) to preserve the Purchased Assets intact, (b) to keep available, if so requested by Buyer, the services of the present personnel of the Center and (c) to preserve the goodwill of suppliers and customers of the Center and others having business relations therewith. Except as otherwise contemplated by this Agreement or consented to in writing by Buyer, Seller shall conduct the business and operations of the Center in all respects only in the ordinary course and substantially as presently operated. Notwithstanding the foregoing, except as otherwise contemplated by this Agreement or consented to in writing by Buyer, Seller shall not (i) incur any obligation or liability (absolute, accrued, contingent or otherwise) or make any capital expenditure which exceeds $2,500, (ii) grant any increase in the rate of pay of any employee or an increase in salary payable or to become payable to any officer, director, employee, consultant or agent of the Seller or increase the compensation payable to any officer, director, employee, consultant or agent of the Seller for any period before or after the Balance Sheet Date, or by means of any bonus or pension plan, contract or other arrangement increase the compensation of any officer, director, employee, consultant or agent, (iii) assign, transfer, sell or factor any accounts receivable, (iv) enter into any material equipment or service contract, (v) except in the ordinary course of business, sell, lease, transfer or otherwise dispose of (including transfers to any Affiliates of Seller), or mortgage or pledge, or impose or suffer to be imposed any Lien on, any Purchased Assets, or (vi) enter into any arrangement to do any of the foregoing. The obligations of Seller set forth in subsection (v) of the immediately preceding sentence shall survive any termination of this Agreement until April 1, 1997.

     4.3  Maintenance.  Seller shall act reasonably and in accordance with its
          -----------
prior practice with respect to the Business to preserve, maintain in good and usable condition and insure and repair the Purchased Assets and the Center in the ordinary course. In the event of any material loss of, or material damage to, tangible Purchased Assets or the Center prior to the Closing, Seller shall either pay the lesser of the repair or replacement cost thereof to Buyer at the Closing or, at the option of Buyer, promptly repair or replace the lost or damaged Purchased Assets in order to minimize the interruption to the Business. If, despite the best efforts of Seller to repair or replace such lost or damaged Purchased Assets prior to the Closing Date, such repair or replacement is not completed prior to the Closing Date, then, at the option of Buyer, (a) this Agreement shall terminate, (b) the Closing Date shall be extended for one additional period not to exceed ten days in order to allow Seller to repair or replace such damaged Purchased Assets or (c) Seller shall pay to the Buyer on the Closing Date the lesser of the repair or replacement cost of the lost or damaged Purchased Assets.

     4.4  Consents and Approvals.  Prior to Closing, Seller shall act diligently
          ----------------------
and reasonably to secure the consents and approvals of any governmental agencies and authorities and any other

Persons, as set forth on Schedule 2.2(B) annexed hereto, required to be obtained in order to assign or transfer to Buyer, any contract or License included within the Purchased Assets or to otherwise satisfy the conditions set forth in Sections 5.4 and 5.6 hereof, provided that Seller shall not make any agreement or understanding affecting the Purchased Assets, the Center or the Business as a condition for obtaining any such consent or waiver except with the prior written consent of Buyer and except that Seller shall not be required to pay any consideration, assume any additional obligations not otherwise required to be assumed by Seller under this Agreement or remain liable under any Licenses, Assumed Contracts or Assumed Liabilities in order to obtain a consent or a waiver. Buyer shall act diligently and reasonably to cooperate with Seller to obtain the consents or approvals contemplated by this Section 4.4, including satisfying the requirement of Section 3.4 hereof.

     4.5  Renewal of Assumed Contracts.  Seller shall keep Buyer fully informed
          ----------------------------
of all significant developments with respect to the renewal of any Assumed Contracts that are scheduled to expire between the date hereof and the Closing Date and Seller shall act upon Buyer's instructions with respect to the renewal of any such Contracts.

                                  ARTICLE 5
                                   -----------
                       CONDITIONS TO OBLIGATIONS OF BUYER
     The obligations of Buyer under this Agreement shall be subject, at the option of Buyer, to the fulfillment of each of the following conditions as of the Closing Date:

     5.1  Accuracy of Representations and Compliance with Conditions.  All
          ----------------------------------------------------------
representations and warranties of Seller contained in this Agreement shall be true and accurate when made and, except (a) as a result of the taking of any action contemplated hereby or (b) insofar as any representation or warranty relates to any specified earlier date, shall be true and accurate as of the Closing Date, as though such representations and warranties were then made by Seller; and Seller shall have performed and complied with all of its covenants and agreements set forth in this Agreement to be performed or complied with at or before the Closing.

     5.2  No Changes or Destruction of Property.  Between the date hereof and
          -------------------------------------
the Closing Date, there shall have been (a) no material adverse change in the Business or any of the Purchased Assets; (b) no federal, state or local legislative or regulatory change materially adversely affecting the Business or the Purchased Assets; (c) no damage, destruction, loss or claim or condemnation or other taking materially adversely affecting the Business or the Purchased Assets that has not been repaired or replaced in accordance with Section 4.3 hereof; and (d) no lawsuit, proceeding or claim filed or asserted against Seller that, if adversely determined, may have a material adverse effect on the Business or the Purchased Assets.

     5.3  Opinion of Counsel for Seller.  Buyer shall have received from Dean,
          -----------------------------
Mead, Egerton, Bloodworth, Capouano & Bozarth, P.A., counsel to Seller, an opinion dated the Closing Date in the form set forth in Exhibit C hereto.

     5.4  Necessary Government Approvals.  The parties shall have received all
          ------------------------------
governmental and regulatory approvals, actions and consents, if any, necessary to consummate the transactions contemplated hereby.

     5.5  Assumption of Contracts.  The Contracts are assigned to Buyer on terms
          -----------------------
satisfactory to Buyer in its own discretion.

     5.6  Necessary Consents.  The parties shall have received written consents,
          ------------------
in form and substance reasonably satisfactory to Buyer, to the transactions contemplated hereby from all Persons whose consent is required therefor, as set forth on Schedule 2.2(B) or otherwise under any Contract.

     5.7  Review of Proceedings.  All actions, proceedings, instruments and
          ---------------------
documents required to carry out the transactions contemplated by this Agreement or any other agreement to be executed and delivered by any of the parties hereunder or in connection herewith shall be subject to the reasonable approval of Buyer's counsel, and Seller shall have furnished to such counsel such documents as such counsel may have reasonably requested for the purpose of enabling such counsel to pass upon legal matters incidental thereto.

     5.8  Threatened or Pending Proceedings.  No proceedings shall have been
          ---------------------------------
initiated or threatened by any governmental department, commission, bureau, board, agency or instrumentality seeking to enjoin or otherwise restrain the consummation of the transactions contemplated hereby.

     5.9  Radiology Contract.  Buyer shall have entered into a radiology
          ------------------
agreement with a radiologist or radiologist group on terms satisfactory to Buyer, which agreement shall contain provisions authorizing Buyer to endorse certain checks made payable to such radiologist or radiologist group.

     5.10  Deliveries Complete.  All other documents reasonably required by
           -------------------
Buyer shall have been delivered by Seller to Buyer.

     5.11  Accounts Payable.  All trade and lender accounts payable relating to
           ----------------
the Business shall, as of the Closing Date, be current in accordance with their terms.
     5.12  Closing Certificate.  On the Closing Date, Seller shall deliver to
           -------------------
Buyer a certificate signed by the Secretary of Seller dated as of the Closing Date to the effect that:
          (a) all representations and warranties of Seller contained in this Agreement are true and correct as if made on and as of such date, except:
          (i)  as a result of the taking of any action contemplated hereby,
          (ii) insofar as any such representation or warranty relates to a specified earlier date.

          (b) Seller has performed and complied with all of its covenants and agreements set forth in this Agreement to be performed or complied with at or before the Closing; and
          (c) Each of the other conditions to Buyer's obligation to close under this Agreement has been fulfilled.

     5.13  Employees.  Buyer agrees to use its best efforts to hire all of the
           ---------
Employees of Seller, subject to applicable policies and procedures of Buyer, on terms comparable to those applicable to Seller's employment of the Employees, including two weeks paid vacation and three one-day floating holidays. Buyer shall credit each of such Employees with the period of time that such Employees were employed by Seller for purposes of inclusion in Buyer's 401(k) Plan, and shall cause the health insurance benefits of such employees not to be interrupted. Seller shall remain liable and Buyer shall not be liable for severance and related payments, relating to Employees, including but not limited to payments for accrued vacation and accrued sick days, if any, for the period up to and including the Closing Date unless any such obligation, or portion thereof, is an Assumed Liability set forth on Schedule 1.4(B).

                                   ARTICLE 6
                      CONDITIONS TO OBLIGATIONS OF SELLER

     The obligations of Seller under this Agreement shall be subject, at the option of Seller, to the fulfillment of each of the following conditions as of the Closing

     6.1  Accuracy of Representations and Compliance with Conditions.  All
          ----------------------------------------------------------
representations and warranties of Buyer contained in this Agreement shall be true and accurate when made and, except (a) as a result of the taking of any action contemplated hereby or (b) insofar as any representation or warranty relates to any specified earlier date, shall be true and accurate as of the Closing Date, as though such representations and warranties were then made by Buyer; and Buyer shall have performed and complied with all of their covenants and agreements set forth in this Agreement to be performed or complied with at or before the Closing.

     6.2  Review of Proceedings.  All actions, proceedings, instruments and
          ---------------------
documents required to carry out the transactions contemplated by this Agreement or any other agreement to be executed and delivered by any of the parties hereunder or in connection herewith shall be subject to the reasonable approval of Seller's counsel, and Buyer shall have furnished to such counsel such documents as such counsel may have reasonably requested for the purpose of enabling such counsel to pass upon legal matters incidental thereto.

     6.3  Threatened or Pending Proceedings.  No proceedings shall have been
          ---------------------------------
initiated or threatened by any governmental department, commission, bureau, board, agency or instrumentality seeking to enjoin or otherwise restrain the consummation of the transactions contemplated hereby.

     6.4  Opinion of Counsel to Buyer.  Seller shall have received an opinion
          ---------------------------
from Werbel & Carnelutti, counsel for Buyer, dated the Closing Date in the form set forth in Exhibit E hereto.

     6.5  Deliveries Complete.  All other documents reasonably required by the
          -------------------
Seller shall have been delivered by Buyer to Seller or to Eugene M. Shepherd, as trustee of the Trust.

     6.6  Necessary Government Approvals.  The parties shall have received all
          ------------------------------
governmental and regulatory approvals, actions and consents necessary to consummate the transactions contemplated hereby.

     6.7  Closing Certificate.  On the Closing Date, Buyer shall deliver to
          -------------------
Seller a certificate signed by the President (or a Vice President) of Buyer and Medical Resources dated as of the Closing Date, to the effect that:

          (a) all representations and warranties of Buyer contained in this Agreement are true and correct as if made on and as of such date, except:
          (i)  as a result of the taking of any action contemplated hereby; and
          (ii) insofar as any such representation or warranty relates to a specified earlier date; and

          (b) Buyer or Medical Resources, as the case may be, has performed and complied with all of its covenants and agreements set forth in this Agreement to be performed or complied with at or before the Closing; and

          (c) each of the other conditions precedent to Seller's obligation to close under this Agreement has been fulfilled.

                                   ARTICLE 7
                       TRANSACTIONS SUBSEQUENT TO CLOSING

     7.1  Record Retention; Access.  Buyer shall retain the books and records of
          ------------------------
the Business and the Purchased Assets transferred to Buyer hereunder for a period of not less than four (4) years; provided, however, that Buyer shall have the right to dispose of or destroy any such books and records at any earlier time upon giving Seller reasonable notice of such intent and the right to obtain from Buyer those books and records which it intends to dispose of or destroy. Seller shall have the right, at the expense of Seller:

          (i) of reasonable access to and examination of such records and books for a period of four (4) years from and after the Closing Date upon reasonable notice to Buyer and during normal business hours; and
          (ii) to make copies of such of the books, contracts and records included in the Purchased Assets as are in Buyer's or Affiliate's possession or control which relate to any period prior to the Closing. With the approval of Buyer, which approval shall not be unreasonably withheld or delayed, Seller may remove from Buyer's possession the originals of such of the books and records included in the Purchased Assets as Seller may require, for use in litigation, provided that Seller shall indemnify Buyer against losses, expenses, or damages resulting from the loss, destruction or nonreturn of such books and records.

     7.2  Power of Attorney.  Effective upon Closing, the Seller constitutes and
          -----------------
appoints the Buyer and its successors and assigns, the true and lawful attorneys for the Seller, with full power of substitution, in the name of the Seller, but on behalf of and for the benefit of and at the expense of the Buyer, to institute and prosecute, in the name of the Seller or otherwise, all proceedings which the Buyer may deem proper in order to collect, assert or enforce any claim, right or title of any kind in or to the Purchased Assets, to defend and compromise any and all actions, suits or proceedings in respect of any of such Purchased Assets, and to do all such acts and things in relation thereto as the Buyer shall deem advisable; provided that, if the breach, claim or other matter at issue will give rise to a claim of indemnification by any of the Buyer Indemnitees (as defined below), then, the provisions of Article 9 shall control the defense, compromise or settlement thereof. Buyer shall use reasonably diligent efforts to give Seller written notice of Buyer's exercise of the foregoing power. The foregoing powers are and shall be coupled with an interest and shall be irrevocable by the Seller or by the Seller's dissolution or in any manner or for any reason. The Buyer shall retain for its own account any amounts collected pursuant to the foregoing powers, including any sums payable in respect thereof, and the Seller shall promptly pay to the Buyer, when received, any amounts which shall be received by the Seller on or after Closing in respect of the Purchased Assets as provided herein.

     7.3  Further Actions.  At any time and from time to time after the Closing,
          ---------------
each party hereto agrees, at its own expense (except as otherwise provided herein), to take such actions and to execute and deliver such documents as may be reasonably necessary to effectuate the purposes of this Agreement.

                                 ARTICLE 8
                        CONFIDENTIALITY AND NON-COMPETE

     8.1  Confidentiality.  (a)  No party to this Agreement shall directly or
          ---------------
indirectly make or cause to be made any public announcement or disclosure, or issue any notice with respect to this Agreement or the transactions contemplated hereby without the prior consent of the other party hereto, except for any disclosure or notice required by law to be made by Buyer or Seller which disclosure or notice of the disclosing party shall make available to the other party for such party's review and comment before releasing and with respect to which such other party shall respond to in a timely manner. In the event this Agreement terminates without the purchase and sale of the Purchased Assets having taken place, the parties and their respective Affiliates and Agents will:

          (i) hold in confidence and refrain from using all non-public information received in connection with the transactions contemplated in this Agreement, and
          (ii) promptly return all such nonpublic information and any and all copies thereof to the party to which such information relates.

          (b) During the period commencing on the date hereof and ending ten years from the date hereof, neither the Seller nor any Affiliate of Seller shall disclose intentionally to anyone, or use or otherwise exploit for the Seller's or any Affiliate of Seller's benefit, or for the benefit of anyone other than the Buyer or Medical Resources Group Entities,
          (i) any confidential information of the Buyer or Medical Resources Group Entities relating to the Business of the Center, including, without limitation, any trade secrets, customer lists, details of client or consultant contracts, marketing plans, product or service development plans, business acquisition plans of the Buyer or Medical Resources Group Entities related to the Business, or
          (ii) any portion or phase of any technical information, ideas, "know-how", discoveries, product designs, computer programs (including source or object codes), processes, procedures, formulae or improvements relating to the Center that is valuable, and whether or not in written or tangible form, and including all memoranda, notes, plans, reports, records, documents and other evidence thereof (all such information, documents and materials being hereinafter called "Confidential Information").

          (c) The foregoing notwithstanding, the term "Confidential Information" does not include, and there shall be no obligation hereunder with respect to, (i) information that becomes generally available to the public other than as a result of a disclosure by the Seller or any Affiliate of Seller or any Agent or other representative thereof, and (ii) business and technical methods applicable to diagnostic imaging businesses generally. Neither the Seller nor any Affiliate of Seller shall have any obligation hereunder to keep confidential any Confidential Information if and to the extent disclosure of any thereof is required by law, and Seller or any Affiliate of Seller shall provide the Buyer with prompt notice of such requirement, prior to making any disclosure, so that the Buyer may decide whether to seek an appropriate protective or restrictive order.

          (d) At the request of the Buyer, the Seller agrees to deliver to the Buyer, at any time during the term of this Agreement, all Confidential Information which it may possess or control.

     8.2  Non-Competition/Noninterference.  During the period commencing on the
          -------------------------------
date hereof and ending five years from the date hereof, neither the Seller, any Principal nor any Affiliate of the Seller shall, directly or indirectly:

          (a) anywhere within the State of Florida or any other state in which an Medical Resources Group entity operates a diagnostic imaging center, directly or indirectly, own, manage, operate, advise (whether or not for compensation), control, or invest or acquire an interest in any business, or otherwise engage or participate in, whether as a proprietor, partner, stockholder, director, officer, Key Employee, joint venturer, lender, advisor, consultant, investor or other participant, in any business in the diagnostic imaging field, industry or business (a "Competitive Business"); provided that, subject to the terms of the Medical Director Agreement, the foregoing shall not preclude Seller, any Principal or any Affiliate of Seller from providing professional medical services, including professional reading services, directly or indirectly, or otherwise from owning, managing, operating, advising, controlling, investing in or acquiring an interest in any business or otherwise engaging or participating in, whether as a proprietor, partner, stockholder, director, officer or key employee, joint venturer, lender, advisor, consultant, investor or other participant in any business providing professional medical services, including professional reading services.

          (b) solicit, induce or influence any customer, supplier, or any other person or entity which has a business relationship with the Buyer or any Medical Resources Group Entity to discontinue or reduce the extent of such relationship with the Buyer or any Medical Resources Group Entity; or

          (c) (i) recruit, solicit, or otherwise induce or influence any employee of the Buyer or any Medical Resources Group Entity to discontinue such employment with the Buyer or any Medical Resources Group Entity or any radiologist who, at the time has a business relationship with the Buyer or any Medical Resources Group Entity, from discontinuing such relationship with the Buyer or Medical Resources Group Entity, or (ii) employ or seek to employ, or cause any Competitive Business or permit any Competitive Business to employ or seek to employ any person who is then (or was at any time within six months prior to the date the Seller or the Competitive Business employs or seeks to employ such person) employed by the Buyer or any Medical Resources Group Entity.

          (d) Notwithstanding the foregoing, the provisions of this Section 8 will not be deemed breached merely because the Seller or any Affiliate of Seller owns not more than 5% of the outstanding common stock or securities of a corporation or other legal entity, if, at the time of its acquisition by the Seller or an Affiliate of Seller, such stock or security is listed on a national securities exchange, is reported on The Nasdaq Stock Market (National Market or Small Cap Market), or is regularly traded in the over-the-counter market by a member of a national securities exchange.

                                   ARTICLE 9
                                INDEMNIFICATION

     9.1  Indemnity by Seller.  Subject to the provision of Section 9.1(c),
          -------------------
Seller and each Principal, jointly and severally, agrees to indemnify and hold harmless Buyer and its successors and assigns and its and their respective officers, directors, controlling Persons, employees, attorneys, agents, Affiliates, partners and stockholders, in each case past, present, or as they may exist at any time after the date of this Agreement (including the Buyer, the "Buyer Indemnitees") against and in respect of any and all:
 -----------------

          (a) claims, suits, actions, proceedings (formal and informal), investigations, judgments, deficiencies, damages, settlements, liabilities, losses, costs (including reasonable legal fees and other expenses) arising out of or based upon:
          (i) any breach of any representation, warranty, covenant or agreement of Seller or each Principal contained in this Agreement or the Bill of Sale; or
          (ii) all Retained Liabilities and any other obligation or liability of Seller of any nature, accrued or contingent, not included as part of the Assumed Liabilities, including, but not limited to, any trade and lender payable obligations incurred prior to the Closing Date and not listed on Schedule 1.4.

          (b) claims, suits, actions and proceedings, including, but not limited to, medical malpractice or professional liability claims (formal and informal) of Persons not a party to this Agreement and related investigations, judgments, deficiencies, damages, settlements, liabilities, losses, costs and legal and other expenses arising from events occurring prior to the Closing Date relating to the Purchased Assets or the operation or conduct of the Business other than the Assumed Liabilities.

          (c) It is expressly agreed that Principals shall only be subject to this Article 9 with respect to the claims, suits, actions, proceedings, investigations, judgments, deficiencies, damages, settlements, liabilities, losses and costs arising out of a breach of the representations or warranties set forth in Article 2 and/or a breach of Article 8 of this Agreement.

     9.2  Indemnity by Buyer.  Buyer and Medical Resources, jointly and
          ------------------
severally, agree to indemnify and hold harmless Seller and its successors and assigns and their respective partners, controlling Persons (if any), employees, attorneys, agents, Affiliates, partners and stockholders (including the Seller, the "Seller Indemnitees") against and in respect of any and all:

          (a) claims, suits, actions, proceedings (formal and informal), investigations, judgments, deficiencies, damages, settlements, liabilities, losses, costs (including reasonable legal fees and other expenses) arising out of or based upon (i) any breach of any representation, warranty, covenant or agreement (whether joint or several) of Buyer or Medical Resources contained in this Agreement or the Bill of Sale, or (ii) any of the Assumed Liabilities; and

          (b) claims, suits, actions and proceedings (formal and informal) of Persons not a party to this Agreement and related investigations, judgments, deficiencies, damages, settlements, liabilities, losses, costs and legal and other expenses arising from events occurring on or after the Closing Date relating to the Purchased Assets or the operation or conduct of the Business by Buyer except to the extent that the same results from the breach of any representation or warranty of Seller hereunder.

     9.3  Defense of Claims.  Any Buyer Indemnitee or Seller Indemnitee (the
          -----------------
"Indemnified Party") seeking indemnification under this Agreement shall give to the party obligated to provide indemnification to such Indemnified Party (the "Indemnitor") a notice (a "Claim Notice") describing in reasonable detail the facts giving rise to any claim for indemnification hereunder promptly upon learning of the existence of such claim and shall give the Indemnitor a copy of any such claim, process and legal proceedings. Upon receipt by the Indemnitor of a Claim Notice from an Indemnified Party with respect to any claim of a third party, such Indemnitor may assume the defense thereof with counsel reasonably satisfactory to the Indemnified Party and, in such event, shall agree to pay and otherwise discharge with the

Indemnitor's own assets all judgments, deficiencies, damages, settlements, liabilities, losses, costs and legal and other expenses related thereto; and the Indemnified Party shall cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, attend all such conferences, discovery proceedings, hearings, trials and appeals and take such other action and assign such other documents as may be reasonably requested in connection therewith and as may be necessary to defend such claim or other proceeding in a timely manner. If the Indemnitor does not assume the defense thereof, the Indemnitor shall similarly cooperate with the Indemnified Party in such defense or prosecution. The Indemnified Party shall have the right to participate in the defense or prosecution of any lawsuit with respect to which the Indemnitor has assumed the defense and to employ its own counsel therein, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party unless:
          (i) the Indemnitor shall not have promptly employed counsel to take charge of the defense of such action; or
          (ii) such Indemnified Party, upon the reasonable advice of its counsel, shall have reasonably concluded that there exists a significant conflict of interest with respect to the conduct of such Indemnified Party's defense by the Indemnitor, in any of which events, such fees and expenses of not more than one additional counsel for all of the Indemnified Parties shall be borne by the Indemnitor, in any of which events, such reasonable fees and expenses of not more than one additional counsel for all of the Indemnified Parties shall be borne by the Indemnitor, and the Indemnitor shall not have the right to direct the defense of any such action on behalf of the Indemnified Party.

Prior to paying or settling any claim against which an Indemnitor is, or may be, obligated under this Agreement to indemnify the Indemnified Party, the Indemnified Party must first supply the Indemnitor with a copy of a final court judgment or decree holding the Indemnified Party liable on such claim, or failing such judgment or decree, must first receive the written approval of the terms and conditions of such settlement from the Indemnitor. The Indemnitor shall have the right to settle any claim against it, subject to the prior written approval of the Indemnified Party, which approval shall not be unreasonably withheld.

       9.4  Limitations on Indemnification.  Notwithstanding anything in this
            ------------------------------
Article 9 to the contrary, Seller shall not be obligated to indemnify Buyer or any other Person for any items otherwise subject to indemnification pursuant to this Article 9 unless the aggregate indemnification obligation of Seller with respect to all claims which Buyer and other Persons may have against it pursuant to this Article 9 shall exceed $20,000

("Indemnification Threshold"). Notwithstanding the foregoing sentence, no claim or claims which result from or are based on the Retained Liabilities, or Seller's failure to pay the Retained Liabilities, shall at any time be subject to Indemnification Threshold. Notwithstanding anything in this Article 9 to the contrary, neither Buyer nor Medical Resources shall be obligated to indemnify Seller or any other Person for any items otherwise subject to indemnification pursuant to this Section 9, unless the aggregate indemnification obligation of Buyer and Medical Resources with respect to all claims which Seller and other Persons may have against Buyer and Medical Resources pursuant to this Section 9 shall exceed the Indemnification Threshold. To the extent that the Indemnification Threshold is exceeded, the Indemnitor shall bear all Losses (i.e., the Indemnification Threshold is not to be deemed a deductible
 ----
amount). Notwithstanding the foregoing, no claim or claims which result from or are based on the Assumed Liabilities, or any breach by Buyer of its obligation to pay or perform the Assumed Liabilities, shall at any time be subject to the Indemnification Threshold.

                                 ARTICLE 10
                                 MISCELLANEOUS

     10.1  Expenses.  Except as otherwise expressly provided herein, each party
           --------
hereto shall pay its own expenses incident to the negotiation, preparation and consummation of this Agreement and all other agreements, instruments and documents executed and delivered by it hereunder or in connection herewith, including all fees and expenses of its or their respective counsel and accountants; whether or not the transactions contemplated hereby or thereby are consummated.

     10.2  Survival.  The representations, warranties, covenants and agreements
           --------
contained in or made pursuant to this Agreement shall survive the Closing, except to the extent that they relate to a specified earlier date.

     10.3  Entire Agreement; Modification.  This Agreement (including the
           ------------------------------
Schedules and Exhibits hereto) sets forth the entire understanding of the parties with respect to the subject matter hereof, supersedes all existing agreements among them concerning such subject matter and may be modified only by a written instrument duly executed by each party hereto.

     10.4  Notices.  Any notice given pursuant to this Agreement to any party
           -------
hereto shall be deemed to have been duly given three (3) days following deposit in the U.S. mail if sent registered or certified mail, return receipt requested, postage prepaid or when hand delivered as follows:

          If to Seller:

          Melbourne Neurologic, P.C.
          1317 Oak Street,
          Melbourne, Florida

          Attention:

          with a copy to:

          Dean, Mead, Egerton, Bloodworth,
            Capouano & Bozarth, P.A.
          800 North Magnolia Avenue, Suite 1500

          Orlando, Florida 32803

          Attention:  Alan H. Daniels, Esq.


          If to Buyer:

          Melbourne Resources, Inc.
          c/o Medical Resources, Inc.
          155 State Street
          Hackensack, New Jersey  07601

          Attention:  Mr. William D. Farrell

          with a copy to:

          Stephen M. Davis, Esq.
          Werbel & Carnelutti
          711 Fifth Avenue
          New York, New York  10022

or at such other address as either such party shall from time to time designate by written notice, in the manner provided herein, to the other party hereto. All references to days in this Agreement shall be deemed to refer to calendar days, unless otherwise specified. Notwithstanding the foregoing, any notice of a change in address shall not be deemed to have been duly given until actual receipt.

     10.5  Waiver.  Any waiver must be in writing, and any waiver by any party
           ------
of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of that provision or of any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions will not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

     10.6  Binding Effect; Assignment.  (a)  Neither this Agreement nor any of
           --------------------------
the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other party or parties,, and any purported assignment without such consent shall be void.
          (b)  This Agreement shall be binding upon and inure to the benefit of
the parties hereto and their successors and assigns.    10.7  Separability.  If
                                                              ------------
any provision of this Agreement is invalid, illegal or unenforceable, such provision shall be ineffective to the extent, but only to the extent of, such invalidity, illegality or unenforceability, without invalidating the remainder of such provision or the remaining provisions of this Agreement, unless such a construction would be unreasonable.

     10.8  Headings.  The headings in this Agreement are solely for convenience
           --------
of reference and shall be given no effect in the construction and interpretation of this Agreement.

     10.9  Counterparts.  This Agreement may be executed in any number of
           ------------
counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     10.10  Governing Law.  This Agreement shall be construed and enforced in
            -------------
accordance with the laws of the State of Florida, without giving effect to conflict of laws.

     10.11  Incorporation by Reference.  The Schedules and Exhibits attached
            --------------------------
hereto and the letters referred to herein as having been executed or delivered concurrently with the execution of this Agreement are an integral part of this Agreement and are incorporated herein by reference.

     10.12  Definitions.  As used herein, the following terms shall have the
            -----------
meanings herein specified unless the context otherwise requires. Defined terms in this Agreement shall include in the singular number the plural and in the
plural number the singular.       "Affiliate" of a Person shall mean any other
                                   ---------
Person controlling, controlled by or under common control with such Person.

          "Business Day" shall mean any day other than a Saturday, Sunday or any
           ------------
other day on which commercial banks are authorized by law to be closed in Hackensack, New Jersey.

          "Key Employee" shall mean any person who is employed in a management,
           ------------
executive, supervisory, marketing or sales capacity for another person.

              "Medical Resources Group Entity" any entity in which the Buyer,
              -------------------------------
any direct or indirect subsidiary of Buyer, or any such other entity has a significant direct or indirect equity or financial interest at any time during the term of this Agreement.

              "Person" shall mean and include any individual, partnership, firm,
               ------
corporation, association, joint venture, trust or other entity, or any government or political subdivision or agency, department or instrumentality thereof.

     10.13  Attorneys' Fees.  If any party to this Agreement seeks to interpret
            ---------------
rights hereunder or to enforce the terms and provisions hereof, then the prevailing party in any such action shall be entitled to recover from the non-prevailing party or parties, all costs incurred in connection with such action, including, without limitation, reasonable attorneys' fees, expenses and costs, whether incurred before or at trial and/or during all appellate levels.

          IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.
PRINCIPALS                                    MELBOURNE NEUROLOGIC, P.A.


___________________________               By:__________________________
Name:  Thomas G. Hoffman                     Name:
                                             Title:
___________________________
Name:  Scott L. Gold

___________________________               MELBOURNE RESOURCES, INC.
Name:  Eugene M. Shepherd

                                          By:__________________________
                                             Name:   William D. Farrell
                                             Title:  President


          By execution below, the undersigned hereby agrees to the provisions of
Section 1.8, Article 3 and Article 9 of the foregoing Agreement.


                                          MEDICAL RESOURCES, INC.



                                          By:___________________________
                                             Name:   William D. Farrell
                                             Title:  President